Advanced Series Trust
For the period ended 6/30/08
File number 811-5186
SUB-ITEM 77D
Policies with Respect to Security Investment

ADVANCED SERIES TRUST

AST DeAM Small Cap Value Portfolio
AST Small-Cap Value Portfolio
AST Goldman Sachs Small Cap Value Portfolio
AST American Century Strategic Allocation Portfolio
AST Balanced Asset Allocation Portfolio
AST Advanced Strategies Portfolio
AST Aggressive Asset Allocation Portfolio
AST Capital Growth Asset Allocation Portfolio
AST Conservative Asset Allocation Portfolio
AST Preservation Asset Allocation Portfolio

Supplement dated May 1, 2008 to the Prospectus and SAI dated May 1, 2008

The following items were approved by the Board of Trustees for Advanced Series Trust (AST) at a special telephonic meeting on April 21, 2008.


1.
Reorganization of AST DeAM Small Cap Value Portfolio into AST Small-Cap Value Portfolio

The Board of Trustees of AST recently approved the fund reorganization described below.

Target Fund                                    Acquiring Fund
AST DeAM Small Cap Value Portfolio      AST Small-Cap Value Portfolio

- Pursuant to this proposal, the assets and liabilities of the Target Fund would be exchanged for shares of the Acquiring Fund. The Acquiring Fund shares to be received by Target Fund shareholders in the reorganization will be equal in value to the Target Fund shares held by such shareholders immediately prior to the reorganization. The Acquiring Fund shares will be distributed to Target Fund shareholders, and the Target Fund shares will be cancelled.

- The reorganization transaction is subject to approval by the beneficial shareholders of the Target Fund. It is anticipated that a proxy statement/prospectus relating to the transaction will be mailed to Target Fund shareholders on or about late May or early June of 2008 and that the special meeting of Target Fund shareholders will be held on or about late June or early July 2008.

- Under the terms of the reorganization proposal, shareholders of the Target Fund would become shareholders of the Acquiring Fund. No sales charges would be imposed in connection with the reorganization. The Acquiring Fund and the Target Fund anticipate obtaining an opinion of special tax counsel that the reorganization transaction will not result in any adverse federal income tax consequences to the Acquiring Fund, the Target Fund, or their respective shareholders.


2.
Reopening of AST Goldman Sachs Small Cap Value Portfolio

The Fund's Board of Trustees approved the reopening of the AST Goldman Sachs Small Cap Value Portfolio.


3.
Reallocation of assets for AST Small Cap Growth Portfolio

As of April 15, 2008, Eagle was responsible for managing all of AST Small Cap Growth Portfolio's assets, and it is expected that Eagle will become the Portfolio's sole subadviser on or about July 31, 2008.


4.
Addition of Quantitative Management Associates LLC, Jennison Associates LLC, and Prudential Investment Management, Inc. as a subadviser to AST Aggressive Asset Allocation Portfolio, AST Capital Growth Asset Allocation Portfolio, AST Conservative Asset Allocation Portfolio, AST Preservation Asset Allocation Portfolio (collectively, the "AST Dynamic Asset Allocation Portfolios") and AST Advanced Strategies Portfolio.

The Board recently approved submitting to shareholders a proposal (the "Proposal") to approve for each of the indicated Portfolios a new subadvisory agreement among Prudential Investments LLC ("PI"), AST Investment Services, Inc. ("AST Investment" and with PI, collectively, the "Manager") and each of Quantitative Management Associates LLC ("QMA"), Prudential Investment Management, Inc. and Jennison Associates LLC (each, a "Subadviser," and collectively, the "Subadvisers") for each of the Portfolios (the "Proposed Subadvisory Agreement").

Under the Proposed Subadvisory Agreement, the Manager would be allowed to engage any or all of the Subadvisers to provide investment advice, including but not limited to day-to-day portfolio management, asset allocation advice and other research and advisory services. The Manager would remain responsible for monitoring the activities of the Subadvisers, evaluating each Subadviser's performance, and reporting on such activities and evaluations to the Board. The Manager expects to utilize initially only QMA to provide investment advisory services to each Portfolio.

The Proposal will be addressed in more detail in a proxy statement that will be sent to the Portfolio's shareholders of record as of April 21, 2008. The special meeting of the Portfolios' shareholders at which the Proposal will be considered is expected to be held in late June or early July, 2008.


5.
Repositioning of AST American Century Strategic Allocation Portfolio into AST Schroders Multi-Asset World Strategies Portfolio


..
The Board recently approved: (i) increasing the Portfolio's investment management fee rate and (ii) revising the Portfolio's fundamental investment restriction with respect to borrowing. Implementation of this set of initiatives is subject to shareholder approval.



The Board also approved: (i) terminating the current subadvisory arrangements with American Century Investment Management, Inc. and American Century Global Investment Management, Inc.; (ii) adding Schroder Investment Management North America Inc. (Schroders) and Schroder Investment Management North America Ltd. (SIMNA Ltd. and, together with Schroders, the Subadvisers) as subadvisers; (iii) having the Subadvisers implement a new investment strategy for the Portfolio that focuses on both traditional and alternative investments; (iv) changing certain non-fundamental investment policies and the performance benchmarks for the Portfolio in connection with the proposed subadvisory arrangements and investment strategy; (v) changing the name of the Portfolio from the AST American Century Strategic Allocation Portfolio to the AST Schroders Multi-Asset World Strategies Portfolio in connection with the proposed subadvisory arrangements and investment strategy. Implementation of this set of initiatives is contingent upon shareholder approval of the increased investment management fee rate.

These items, including the new investment strategy, will be addressed in more detail in a proxy statement that will be sent to the Portfolio's shareholders. The special meeting of the Portfolio's shareholders at which the proposed investment management fee rate increase and the proposed fundamental investment restriction change will be considered is expected to be held on or about late June or early July 2008.


6.
Repositioning of AST Balanced Asset Allocation Portfolio to AST Academic Strategies Asset Allocation Portfolio and Repositioning of AST
Conservative Asset Allocation Portfolio

The Board recently approved: (i) increasing the Balanced Portfolio's investment management fee rate; (ii) adding QMA, Jennison, PIM, and Prudential Bache Asset Management (Bache, and collectively with QMA, Jennison, and PIM, the Affiliated Subadvisers) and; (iii) revising the Balanced Portfolio's fundamental investment restriction with respect to borrowing. Implementation of this set of initiatives is subject to shareholder approval.

   The Board also approved: (i) adding as subadvisers Pacific Investment Management Company LLC (PIMCO), Credit Suisse Securities (USA) LLC (Credit Suisse), and Mellon Capital Management Corporation (Mellon Capital, and collectively with PIMCO, Credit Suisse, and the Affiliated Subadvisers, the Subadvisers); (iii) having the Manager and the Subadvisers implement a new investment strategy for the Portfolio that focuses on both traditional and alternative investments; (iv) changing certain non-fundamental investment policies and the performance benchmarks for the Portfolio in connection with the proposed subadvisory arrangements and investment strategy; (v) changing the name of the Portfolio from the AST Balanced Asset Allocation Portfolio to the AST Academic Strategies Asset Allocation Portfolio in connection with the proposed subadvisory arrangements and investment strategy. Implementation of this set of initiatives is contingent upon shareholder approval of the increased investment management fee rate and the subadvisory arrangements with the Affiliated Subadvisers.



   These items, including the new investment strategy, will be addressed in more detail in a proxy statement that will be sent to the Balanced Portfolio's shareholders. The special meeting of the Portfolio's shareholders at which the proposed investment management fee rate increase, the proposed subadvisory arrangements with the Affiliated Subadvisers, and the proposed fundamental investment restriction change will be considered is expected to be held on or about late June or early July 2008.

      The Board also approved: (i) revising the asset allocation mix for the AST
Conservative Asset Allocation Portfolio (the Conservative Portfolio) to be more in line with that of a balanced fund; (ii) revising the performance benchmarks for the Conservative Portfolio to be more in line with those of a balanced fund; (iii) changing the name of the Conservative Portfolio from the AST Conservative Asset Allocation Portfolio to the AST Balanced Asset Allocation Portfolio to reflect its revised asset allocation mix. Implementation of the initiatives relating to the Conservative Portfolio is contingent upon implementation of the repositioning of the Balanced Portfolio into the AST Academic Strategies Asset Allocation Portfolio.